Exhibit 99.2

Trans World Entertainment Corp. Q2 Earnings Conference Call

Date: Aug. 19. 2010

PARTICIPANTS

Bob Higgins
Trans World Entertainment Corp. - Chairman, CEO

John Sullivan
Trans World Entertainment Corp. - EVP, CFO

William Meyers
Miller Asset Management - Analyst

Mark Kaufman
Rafferty Capital Markets - Analyst

Tom Spiro
Spiro Capital Management - Analyst

Operator
Good day, ladies and gentlemen. And welcome to the second quarter Trans World Entertainment conference call. At this time, all participants are in a listen-only mode. Later, we will have a question-and-answer session and instructions will be given at that time. As a reminder, this conference is being recorded. I would now like to introduce your host for today’s conference Mr. Bob Higgins, Chairman and CEO. Mr. Higgins, you may begin.

Bob Higgins - Trans World Entertainment Corp. - Chairman, CEO
Thank you, Nicky. Good morning, everyone. On the call with me today are Mike Honeyman, our President and Chief Operating Officer, and John Sullivan, our Chief Financial Officer. Thank you for joining us today as we discuss our second quarter results. We will take questions following our comments.

Total sales in the second quarter decreased 18% to $135.8 million. Comp store sales decreased 2%. Our net loss for the second quarter was $15.8 million, or $0.50 per share, compared to $17.8 million, or $0.57 per share last year.

As I mentioned, overall, quarter two comp sales declined 2%. Comp sales in music were down 3% for the quarter. US physical CD sales were down 22%. The music category represented 38% of our business, the same as last year.

Video sales increased 3% on a comp basis in quarter two. And for the quarter, the industry was down 9%. The comp increase was driven by the performance of Blu-Ray as we are starting to see broad acceptance of the format. Video now represents 42% of our business up from 41% last year.

Comparable store sales in our game category decreased 37% and represented 5% of our business as compared to 7% last year. The negative comp sales in video games was due to a reduction in a number of stores carrying games. During fiscal 2009, the Company eliminated the game category in over 200 stores. At the end of the second quarter, 135 of our stores carried games, compared to 347 a year ago. Video game comp sales in 135 stores carrying games going forward were down 21%.

Comp store sales for electronics, accessory and trend increased 7% on a combined basis and represented 15% of our business in the quarter, as compared to 14% last year. John will now take you through the financial results for the second quarter. John?

John Sullivan - Trans World Entertainment Corp. - EVP, CFO
Thank you, Bob. Good morning. Our net loss for the quarter was $15.6 million, $0.50 per share. Last year, our net loss was $17.8 million, or $0.57 per share.

Our gross margin rate for the quarter decreased 180 basis points, to 33.7%, from 35.5% last year. The decrease in margin rate was due to our pricing strategies, lower vendor allowances, and higher clearance markdowns.

SG&A expenses were $57.8 million, a reduction of 20%, on the sales decline of 18%, lowering the percent of sales 100 basis points to 42.5% from last year’s 43.5%. EBITDA was a loss of $12 million in the quarter, versus $13.3 million last year.

Our net interest expense was $800,000 in the quarter, compared to $700,000 last year. We ended the quarter with cash of $10.5 million, and zero borrowings on our line of credit, as compared to cash of $7.1 million last year, and borrowings of $28 million. Year-over-year, we have lowered our inventory by $83 million. Our quarter end inventory position was $237 million, versus last year’s $320 million. On a square foot basis, this was $67 a foot versus $72 a foot last year. We are very focused on managing our working capital needs, in relation to the business trends, and continue to maintain a strong financial position.

During the quarter, we closed 10 stores and did not open any new stores. We ended the quarter with 534 stores in operation and square feet totaling 3.6 million, versus last year’s 697 stores and square feet totaling 4.5 million. I will now turn it back to Bob to complete our comments.

Bob Higgins - Trans World Entertainment Corp. - Chairman, CEO
Thank you, John. We made progress in the first half of the year. The video category, which represents 44% of our business, had a 2% comp increase for the first half of the year. The music category, which represents 37% of our business was down 2% for the first half. With our strategies we are implementing during the third quarter, the comp trend in music should continue to improve. The initiative we implemented for these two categories have helped stabilize our sales and increase our market share despite operating 18% fewer stores than last year.

In addition, our electronics, accessories and trends categories which represent 14% of our business, had a 3% comp increase in the first half of the year. When excluding games, combined, our top three categories representing 95% of the business, had a 1% comp increase for the first half of the year. Our number one goal for 2010 is to deliver positive comps. As we move into the second half of the year, especially the fourth quarter, we expect to achieve our goal.

We continue to leverage our SG&A expenses which helped us reduce our EBITDA loss by $3.5 million in the first half of this year, versus first half of last year. As John mentioned, we ended the quarter with cash of $10.5 million, and zero borrowings on our line of credit, as compared to cash of $7.1 million, and borrowings of $28 million last year. We are moving in the right direction, and look forward to the remainder of 2010. I would now like to open up the call for any questions anyone has. Vicki or Nicky, I’m sorry.

QUESTIONS AND ANSWERS

Operator
(Operator Instructions). Our first question comes from William Meyers from Miller Asset Management. Your line is open.

William Meyers - Miller Asset Management - Analyst
Thank you. Yes. I appreciate the good work with the very slight decline in same store sales. I’m wondering if you could discuss seasonality a little bit. You do an inventory build for the holiday sales season. Does that come in the quarter we’re in or does that actually come in the same quarter as the sales?

Bob Higgins - Trans World Entertainment Corp. - Chairman, CEO
No, that will start — it will start in the third quarter. We start some minor build in September. We have a little more in October. And quite a bit more in September. And then we get to our peak level in the November period. So it actually is a stage process which allows us to manage our inventory properly.

William Meyers - Miller Asset Management - Analyst
Okay. And then you said the Blu-Ray high definition type video was a bright spot. So are you planning to build more inventory in that category or how are you seeing the various categories as you go into your second half of the year?

Bob Higgins - Trans World Entertainment Corp. - Chairman, CEO
Well, as we see from a retail point of view in the categories, if you look at music, the average price continues to come down, the same thing is true in DVD. So we don’t expect to have excess inventory or more inventory than a year ago on a store for store basis in those, and we improved our inventory management. So the key thing there is to look at how many units we’re carrying and that’s what we will be focusing on. As far as the Blu-Ray, there will be some build-up in that category, because the studios have been aggressive at building that category, and also taking down the retail price so they make it more affordable. So we think it is going to be a good category for the holiday season.

William Meyers - Miller Asset Management - Analyst
Just one last follow-up then. With prices, you said all of these category, CD’s, DVD’s, Blu-Ray, the prices are coming down, so when you mention the inventory amount, you actually have more units than you would say a year ago for the same $1 million worth of inventory, is that correct?

Bob Higgins - Trans World Entertainment Corp. - Chairman, CEO
Yes, that’s true.

William Meyers - Miller Asset Management - Analyst
Okay. Well, thank you. That’s all for me.

Bob Higgins - Trans World Entertainment Corp. - Chairman, CEO
Okay. Thank you very much.

Operator
And our next question comes from Mark Kaufman from Rafferty Capital Markets.

Mark Kaufman - Rafferty Capital Markets - Analyst
Good morning. Did the movie gallery liquidations, do you think they had some impact on your business? And I believe that they’re pretty much done with, or winding down, and are you seeing any improvement as that plays out? And any thoughts of if we’re going to see a continuation of, well, excess product coming to the market, I think in all likelihood, we’re going to see Blockbuster, close stores in some fashion, in the near term.

Bob Higgins - Trans World Entertainment Corp. - Chairman, CEO
We always feel we get a benefit from competitors closing at first or liquidating their store, and then they’re gone, but sometimes, with something like a video rental store, they did probably about 10% of their business in sell-through, and more in rental. It is sort of hard for us to tell yet, but I think we will have a better feel as we go through the rest of the year.

Mark Kaufman - Rafferty Capital Markets - Analyst
I suppose it would be nice once they’re done ultimately.

Bob Higgins - Trans World Entertainment Corp. - Chairman, CEO
You always get more benefit when — no matter who it is, when they aren’t around. And we sort of read the market similar to what you do, I think.

Mark Kaufman - Rafferty Capital Markets - Analyst
Thank you.

Bob Higgins - Trans World Entertainment Corp. - Chairman, CEO
Thank you.

Operator
(Operator Instructions). And our next question comes from Tom Spiro from Spiro Capital Management. Your line is open.

Tom Spiro - Spiro Capital Management - Analyst
Good morning.

Bob Higgins - Trans World Entertainment Corp. - Chairman, CEO
Good morning.

Tom Spiro - Spiro Capital Management - Analyst
Bob, I think in your opening comments, you said if I’m paraphrasing correctly, that you expected Q3 comps in the music category to be up for the Company, because of the strategies that you will be employing. I wondered if you could elaborate on exactly what those strategies are?

Bob Higgins - Trans World Entertainment Corp. - Chairman, CEO
Well, we’re — we’ve done some various tests, and we’ve gone that test with about 100 stores in the first — it started last year. And where we’re offering better prices to the consumer. And that test was successful. And that is why you see, with much less stores, we’re having a positive comp, versus the industry which is off considerably, 22%. We’re up 3%. Or off 3%. I’m sorry. And so our strategies for the third quarter, we are doing a little different change to that strategy, and it just started. It started Sunday, actually. And it is 250 stores, instead of 100 stores, so we would expect that to have an impact on it. And not that we’ve given the information but there is pretty accurate information from one of Ed Christman’s articles from Billboard, which was written I think about a month ago. So he got his information I think from — well, he got it definitely from people other than us and probably from vendors.

Tom Spiro - Spiro Capital Management - Analyst
And what are your thoughts with respect to further store closings?

Bob Higgins - Trans World Entertainment Corp. - Chairman, CEO
Well, we always feel that we have to — we’ve got a great deal of our leases that do expire at the end of the year, and it is something we’re always looking at carefully, and we believe if we’ve got a nonproductive store and we can’t make the right rent deal to keep it open, we’re better off closing it.

Tom Spiro - Spiro Capital Management - Analyst
Sure. But in past years there have been rather sizable closings as we ended the year. Is that on the radar screen again or is that unlikely?

Bob Higgins - Trans World Entertainment Corp. - Chairman, CEO
We really never know until we get right down to the end of the year, and because our fourth quarter is such a contributor to sales, it is very difficult for us to tell at this time of the year what the closings will be.

Tom Spiro - Spiro Capital Management - Analyst
Has Carson closed, the distribution facility?

Bob Higgins - Trans World Entertainment Corp. - Chairman, CEO
It is not closed. It is operating with a skeleton crew of about 30 people. It was operating with — how many before that, John?

John Sullivan - Trans World Entertainment Corp. - EVP, CFO
138.

Bob Higgins - Trans World Entertainment Corp. - Chairman, CEO
Yes, we had 138 up until about 10 days ago, two weeks ago and we’re mow down to 32 and we will run a skeleton crew there until the — even a smaller crew than that, probably, or that size crew through the end of the year, and then we will close it totally.

Tom Spiro - Spiro Capital Management - Analyst
Were there any costs, significant costs associated with that in the second quarter results?

Bob Higgins - Trans World Entertainment Corp. - Chairman, CEO
Well, there was about $350,000 in costs that we were allowed to take, and we weren’t allowed to take any other costs at this time. There will be some minor costs at the end of the year.

Tom Spiro - Spiro Capital Management - Analyst
Thank you.

Bob Higgins - Trans World Entertainment Corp. - Chairman, CEO
Thank you.

Operator
I’m showing no further questions at this time.

Bob Higgins - Trans World Entertainment Corp. - Chairman, CEO
Okay. I would like to thank everybody for their time this morning. And we look forward to talking to you when we have the results of our third quarter. Thank you very much. And thank you, Nicky.

Operator
You’re welcome. Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the conference.

You may now disconnect. Everyone, have a wonderful day.